The L.S. Starrett Company Announces Fiscal 2023 Third Quarter Results

ATHOL, MA. – May 8, 2023 – The L.S. Starrett Company (NYSE: SCX) (“Starrett” or “the Company”) a global innovator, manufacturer and marketer of precision measuring tools, cutting tools and equipment, and high-end metrology solutions for industrial, professional, and consumer markets, today announced operating results for the quarter ended March 31, 2023.
Financial results include non-U.S. GAAP financial measures. These non-U.S. GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in the section titled “Use of Non-U.S. GAAP Financial Measures” and the attached tables.
Fiscal 2023 Third Quarter Financial Highlights

•Net sales of $61.7 million increased 2% compared to the third quarter of the prior year, while currency-neutral net sales of $62.4 million increased 3%. Both International and North American net sales increased 2% compared to the third quarter of the prior year. North American net sales were supported by continued high demand for precision granite products and stable demand for the Company’s portfolio of precision measuring tools and saw blades sold through industrial distribution.
•Gross margin for the quarter was 31.2%, 360 basis points lower than the 34.8% in the third quarter of the prior year. Gross margin has been impacted by lower factory utilization as a result of lower production as the company has shifted its focus to working capital reduction and cash generation considering overall improved supply chain conditions compared to the prior year.
•Operating income for the quarter was 6.7%, 220 basis points lower compared to 8.9% in the second quarter of the prior year, driven by overall lower gross margin. Selling General and Administrative costs decreased as a percentage of net sales by 30 basis points, from 24.8% in the third quarter last year to 24.5% in the third quarter this fiscal year.
•Operating cash flow in the quarter was $11.4 million, an improvement of $9.6 million compared to $1.8 million for the third quarter in the prior year. The Company retired $10 million in debt during the quarter as the result of its initiatives to reduce working capital and improve treasury operations. On March 31, 2023, the Company’s debt totaled $16 million, its lowest level in more than ten years.
•Net income for the quarter was $7.5 million, or $0.99 per diluted share, compared to net income of $4.3 million, or $0.57 per diluted share for the third quarter in the prior year. Net income for the quarter was increased by a tax credit of $5 million. This credit was a result of a reduction of the Company’s valuation allowance against its deferred tax assets due to improved performance achieved and forecasted for its North American operating units and an increase in foreign-sourced royalty income resulting from amendments to the Company’s transfer pricing policies.

“I am pleased with the overall strengthening of our balance sheet made in this quarter. Our teams have delivered significant improvements in cash flow and a reduction of debt despite headwinds in our international markets and broader global economic uncertainty. As post pandemic supply chains have begun to normalize, we have pivoted away from protective inventory strategies which will apply pressure on gross margins over the next several months., Our sales continue to be buoyed by a healthy backlog, and we believe that end user orders based on point of sales data indicates demand for our products in our two largest markets, the United States. and Brazil, are flat against very strong comparative third and fourth quarters of last year fiscal year. Our initiatives on working capital reduction, cash generation, and operational talent have resulted in decrements in gross margins which may continue through the balance of the calendar year. We believe these initiatives to bolster our physical and human capital are necessary to leverage these investments critical to building a sustainable future for our stakeholders.” said Douglas A. Starrett, President and Chief Executive Officer.

Use of Non-U.S. GAAP Financial Measures

The Company uses the following non-U.S. GAAP financial measures: “currency-neutral sales,” which are sales calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.; “adjusted operating income” and “adjusted net income and earnings per share”.

The Company discusses these non-U.S. GAAP financial measures because management believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by eliminating items that the Company does not believe are indicative of its core operating performance. Such non-U.S. GAAP financial measures assist investors in understanding the ongoing operating performance of the Company by presenting financial results between periods on a more comparable basis. Such measures should be considered in addition to, and not in lieu of, the financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

References to currency-neutral sales, adjusted operating income, and adjusted net income and earnings per share should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP, and may not be comparable to similarly titled non-U.S. GAAP financial measures used by other companies. In evaluating these non-U.S. GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this press release. The Company’s discussion of non-U.S. GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Non-U.S. GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

About The L.S. Starrett Company:
Founded in 1880 by Laroy S. Starrett and incorporated in 1929, The L.S. Starrett Company is a leading manufacturer of high-end precision tools, cutting equipment, and metrology systems for industrial, professional and consumer markets and is engaged in the business of manufacturing over 5,000 different products for industrial, professional and consumer markets. The Company has a long history of global manufacturing experience and currently operates three major global manufacturing plants. All subsidiaries principally serve the global manufacturing industrial base with concentration in the metalworking, construction, machinery, equipment, aerospace and automotive markets. The Company offers its broad array of measuring and cutting products to the market through multiple channels of distribution throughout the world. Starrett is a brand recognized around the world for precision, quality and innovation. For more information, please visit: https://www.starrett.com.
Forward-Looking Statements:
This press release may contain forward-looking statements concerning the Company’s expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on August 25, 2022 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

L.S. Starrett Company
Summary of Operations
Quarter Ended March 31, 2023
TABLE 1

L.S. Starrett Company
Consolidated, Condensed Balance Sheet
March 31, 2023
TABLE 2

L.S. Starrett Company
Currency Neutral Net Sales
March 31, 2023
TABLE 3

L.S. Starrett Company
Adjusted Net Income and Earnings Per Share
March 31, 2023
TABLE 4

Contact:
John C. Tripp
Chief Financial Officer
(978) 249-3551
jtripp@starrett.com